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                                                                    EXHIBIT 99.4


                                   ADDENDUM
                                      TO
                            STOCK OPTION AGREEMENT


    The following provisions are hereby incorporated into, and are hereby made a part of, that certain Stock Option Agreement dated ((2)) (the "Option Agreement") by and between Microelectronic Packaging, Inc. (the "Corporation") and ((1))
("Optionee") evidencing the non-statutory stock option granted on such date to Optionee under the terms of the Corporation's 1993 Stock Option/Stock Issuance Plan, and such provisions shall be effective immediately. Capitalized terms used in this Addendum, to the extent not otherwise specifically defined herein, shall have the meanings assigned to such terms in the Option Agreement.

                                 SPECIAL TAX ELECTIONS

    1.  Stock Withholding.  Optionee is hereby granted the election to have the
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Corporation withhold, at the time the option is exercised, a portion of the purchased Option Shares with an aggregate Fair Market Value not to exceed one hundred percent (100%) of the applicable Federal, state and local income and employment tax withholding liability (the "Withholding Taxes") Optionee incurs in connection with the option exercise.

        Any such exercise of the election must be effected in accordance with the following terms and conditions:

        a. The election must be made on or before the date the liability for the Withholding Taxes incurred in connection with the option exercise is determined (the "Tax Determination Date").

        b. The election shall be irrevocable.

        c. The election shall be pre-approved by the Plan Administrator at the time the option is granted.

        d. The Option Shares withheld pursuant to the election shall be valued at Fair Market Value on the Tax Determination Date in accordance with the valuation procedures of Paragraph 9.c of the Option Agreement.

        e. In no event may the number of shares requested to be withheld exceed in Fair Market Value the dollar amount of the Withholding Taxes incurred by Optionee in connection with the option exercise.



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  2.  Stock Delivery.  Optionee is hereby granted the election to deliver, at
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the time the option is exercised, one or more shares of the Corporation's Common
Stock previously acquired by Optionee (other than in connection with the acquisition triggering the Withholding Taxes) with an aggregate Fair Market
Value not to exceed one hundred percent (100%) of the Withholding Taxes incurred in connection with such option exercise.

      Any such exercise of the election must be effected in accordance with the following terms and conditions:

      a. The election must be made on or before the Tax Determination Date for the Withholding Taxes.

      b. The election shall be irrevocable.

      c. The election shall be pre-approved by the Plan Administrator at the time the option is granted.

      d. The shares of Common Stock delivered in satisfaction of the Withholding Taxes shall be valued at Fair Market Value on the Tax Determination Date in accordance with the valuation procedures of Paragraph 9.c of the Option Agreement.

      e. In no event may the number of delivered shares exceed in Fair Market Value the dollar amount of the Withholding Taxes incurred by Optionee in connection with the exercise of the option.

      IN WITNESS WHEREOF, Microelectronic Packaging, Inc. has caused this Addendum to be executed by its duly-authorized officer, and Optionee has executed this Addendum, all as of the Effective Date specified below.


                         MICROELECTRONIC PACKAGING, INC.


                         By:
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                         Title:
                                ------------------------------------------


                         -------------------------------------------------
                         OPTIONEE



EFFECTIVE DATE:  ((2))

                                      2.